Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

NEW FRONTIER ENERGY, INC.

(Seller)

EMERALD GRB LLC

(Buyer)

AND

EMERALD OIL AND GAS NL

Dated April 29, 2011

ARTICLE 1 PURCHASE AND SALE		1
1.1	Purchase and Sale	1
1.2	Effective Time	1
1.3	Assets	1

ARTICLE 2 Consideration		3
2.1	Consideration	3
2.2	Allocation of the Consideration	3

ARTICLE 3 BUYER’S INSPECTION		3
3.1	On-Site Inspection	3

ARTICLE 4 TITLE MATTERS		4
4.1	Seller’s Right to Cure	4
4.2	Preferential Purchase Rights and Consents	4

ARTICLE 5 ENVIRONMENTAL MATTERS		5
5.1	Definitions	5
5.2	Environmental Defect Notice	6
5.3	Environmental Defect Remedies	7
5.4	Environmental Liabilities and Obligations.	7

ARTICLE 6 SELLER’S REPRESENTATIONS AND WARRANTIES		7
6.1	Status	7
6.2	Power	8
6.3	Authorization and Enforceability	8
6.4	No Liens	8
6.5	Liability for Brokers’ Fees	8
6.6	No Bankruptcy	8
6.7	Litigation	8
6.8	Material Agreements	9
6.9	Audits	9
6.10	Judgments	9
6.11	Compliance with Law	9
6.12	Lease Status/Rentals/Royalties	9
6.13	Hedging	10
6.14	Gas Imbalances	10
6.15	Wells and Plugging Obligations	10
6.16	Accuracy of the Records	10
6.17	Tax Partnership	11
6.18	Production Taxes	11
6.19	Slater Dome Gathering LLLP	11

6.20	Environmental Representation and Warranty	11
6.21	Purchase Entirely for Own Account	12
6.22	Restricted Securities	12
6.23	Disclosure of Information	12
6.24	Legends	12
6.25	Accredited Investor; Sophistication	13
6.26	No Recommendation	13

ARTICLE 7 BUYER’S AND EMERALD AUSTRALIA’S REPRESENTATIONS AND WARRANTIES		13
7.1	Organization and Standing	13
7.2	Power	14
7.3	Authorization and Enforceability	14
7.4	Liability for Brokers’ Fees	14
7.5	Litigation	14
7.6	Financial Resources	14
7.7	Buyer’s Evaluation	14
7.8	Purchase Shares are Unencumbered and Free Trading in Australia	14

ARTICLE 8 COVENANTS AND AGREEMENTS		15
8.1	Covenants and Agreements of Seller	15
8.2	Covenants and Agreements of Buyer	16
8.3	Covenants and Agreements of the Parties	16

ARTICLE 9 TAX MATTERS		17
9.1	Definitions	17
9.2	Tax Reports and Returns	17

ARTICLE 10 CONDITIONS PRECEDENT TO CLOSING		17
10.1	Seller’s Conditions	17
10.2	Buyer’s Conditions	18

ARTICLE 11 RIGHT OF TERMINATION		18
11.1	Termination	18
11.2	Liabilities Upon Termination	19
		19
ARTICLE 12 CLOSING
12.1	Closing	19
12.2	Closing Obligations	19

ARTICLE 13 POST-CLOSING OBLIGATIONS		20
13.1	Opinion Letter	20
13.2	Records	20
13.3	Further Assurances	20
13.4	Defense of Existing Claims	20
13.5	Tax Returns for Acquired Partnership	20

ARTICLE 14 ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS		21
14.1	Buyer’s Assumption of Liabilities and Obligations	21
14.2	Seller’s Retention of Liabilities and Obligations	21
14.3	Indemnification	21
14.4	Procedure	22
14.5	No Insurance; Subrogation	23
14.6	Reservation as to Non-Parties	23
14.7	Disclaimers	23

ARTICLE 15 MISCELLANEOUS		24
15.1	Schedules	24
15.2	Expenses	24
15.3	Notices	24
15.4	Amendments	25
15.5	Headings	25
15.6	Counterparts/Fax Signatures	25
15.7	References	25
15.8	Governing Law	25
15.9	Entire Agreement	25
15.10	Binding Effect	26
15.11	Survival of Warranties, Representations and Covenants	26
15.12	No Third-Party Beneficiaries	26
15.13	Arbitration	26

List of Exhibits

Exhibit A	Leases
Exhibit B	Wells
Exhibit C	Material Agreements
Exhibit D	Escrow Agreement
Exhibit E	Form of Declaration for Removal of Legend
Exhibit F	Form of Assignment, Bill of Sale and Conveyance
Exhibit G	Put Option Deed

List of Schedules

Schedule 2.2	Allocated Values
Schedule 4.2	Consents and Preferential Rights
Schedule 6.4	Liens
Schedule 6.7	Pending or Threatened Litigation
Schedule 6.8	Defaults Under Material Agreements
Schedule 6.11	Notices of Non-Compliance
Schedule 6.12	Lease Rentals and Royalties
Schedule 6.13	Hedging Contracts
Schedule 6.15	Plugging Obligations
Schedule 6.17	Tax Partnerships
Schedule 6.18	Production Taxes
Schedule 6.19	Slater Dome Gathering, LLLP Partnership Interests

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), is dated this 29th day of April, 2011, by and among New Frontier Energy, Inc., a Colorado corporation (“Seller”), whose address is 1801 Broadway, Suite 920, Denver, Colorado 80202, Emerald GRB LLC, a Colorado limited liability company (“Buyer”), whose address is c/o Davis Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, Colorado 80202, and Emerald Oil and Gas NL, an Australian limited company (“Emerald Australia”), whose address is 12 Parliament Place, West Perth, Western Australia 6005.  Seller, Buyer and Emerald are sometimes individually referred to herein as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns certain oil and gas leases located in Routt and Moffat Counties, Colorado, and Carbon and Sweetwater Counties, Wyoming, and associated assets as more fully described in Section 1.3 (the “Assets”);

WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller’s interest in the Assets upon the terms and conditions set forth in this Agreement;

NOW WHEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1  Purchase and Sale.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, assign and deliver to Buyer, all of Seller’s right, title and interest in the Assets for the consideration specified in Article 2.

1.2  Effective Time.  Subject to the satisfaction of the conditions precedent set forth in Article 10, the purchase and sale of the Assets shall be effective as of April 1, 2011, at 7:00 a.m. Mountain Time (the “Effective Time”).

1.3  Assets.  As used herein, the term “Assets” refers to all of Seller’s right, title and interest in and to the following as of the Effective Time:

(a)  The oil and gas leases and all other leasehold interests, including all leasehold estates, mineral interests, royalty interests, overriding royalty interests, net profits interests, or similar interests, covering lands located in Routt and Moffat Counties, Colorado, and Carbon and Sweetwater Counties, Wyoming (“Lands”), including but not limited to the oil and gas leases described in Exhibit A, and the lands covered thereby or lands pooled or unitized therewith (the “Leases”);

(b)  The oil, gas, casinghead gas, coalbed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other lease substances under the Leases (“Hydrocarbons”) that may be produced and saved under the Leases;

(c)  The oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, specifically described in Exhibit B (the “Wells”);

(d)  The unitization, pooling and communitization agreements, declarations, orders, and the units created thereby relating to the properties and interests described in Subsections 1.3(a) through (c) and to the production of Hydrocarbons, if any, attributable to said properties and interests;

(e)  All equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use solely in connection with the operation of the interests described in Subsections 1.3(a) through (d) including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, utility lines, roads, and other appurtenances, improvements and facilities (the “Equipment”);

(f)  All surface leases, permits, rights-of-way, licenses, easements and other surface rights agreements used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the interests described in Subsections 1.3(a) through (e) (“Surface Contracts”);

(g)  The sales or purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements (including that certain Participation Agreement dated on or about August 10, 2009, by and between Entek GRB, LLC and Seller), service agreements, transportation, processing, treatment or gathering agreements, equipment leases and other contracts listed on Exhibit C (the “Contracts”);

(h)  All of Seller’s limited partnership and general partnership interests in Slater Dome Gathering, LLLP (the “Acquired Partnership”);

(i)  Any causes of action, claims, rights indemnities or defenses with respect to the properties and interests described in Subsections 1.3(a) through (h), whether arising before or after the Effective Time, including but not limited to (i) Seller’s claims against Slaterdome Gas, Inc. (“Slaterdome”) in Case No. 2010CV65 filed in the District Court of Moffat County, Colorado; and (ii) Seller’s claims against Slaterdome in Case No. CV-10-202 filed in the District Court of Carbon County, Wyoming (the “Existing Claims”);

(j)  All trade credits, account receivables, note receivables and other receivables attributable to the amounts owed to Seller pursuant to (i) that certain Joint Operating Agreement dated February 28, 2003, by and among Slaterdome, Cedar Ridge LLC, and Skyline Resources, Inc., covering the Fly Creek Prospect in Carbon County, Wyoming and Moffat County, Colorado, or (ii) that certain Limited Liability Limited Partnership Agreement of Slater Dome Gathering, LLLP dated April 5, 2005 executed by Natural Resource Group Gathering, LLC, as General Partner (the “Acquired Partnership Agreement”).

(k)  To the extent transferable and in Seller’s possession, all the files, records, and data relating to the items described in Subsections (a) through (j) above (the “Records”), which Records shall include, without limitation, (i) lease records, well records, division order records, title records (including abstracts of title, title opinions and memoranda, and title curative documents), correspondence, and maps; (ii) engineering records, geological and geophysical data (including seismic data), electronic data files, technical evaluations and interpretive data, production records, electric logs, core data, pressure data, decline curves, graphical production curves, and reserve reports; (iii) appraisals and accounting records; (iv) all partnership, financial, income, tax and legal books, records and files relating to the Acquired Partnership; and (v) all records and files relating to the Existing Claims.

ARTICLE 2
CONSIDERATION

2.1  Consideration.  Subject to the other terms and conditions of this Agreement, in consideration for the Assets Buyer shall pay a purchase price (the “Purchase Price”) to be comprised of the following:  (i) 125,000,000 shares of common stock of Emerald Australia (the “Purchase Shares”); and (ii) cash, in immediately available funds, in an amount equal to fifteen million United States Dollars (USD $15,000,000) reduced by the US Dollar value of five million Australian Dollars (AUD $5,000,000) based upon the mid-market closing exchange rate as published by Wall Street Journal on the day prior to Closing (the “Cash Component”).  Buyer previously deposited ten million United States Dollars (USD $10,000,000), together with all documentation necessary for Emerald Australia to issue the Purchase Shares to the Seller at Closing, into escrow (the “Escrow”) with Davidson & Shear, LLC (“Escrow Agent”) according to the terms and conditions of the escrow agreement attached hereto as Exhibit D (the “Escrow Agreement”).

2.2  Allocation of the Consideration.  Buyer and Seller have agreed upon an allocation of the Purchase Price among each of the Assets (the “Allocated Value”), in compliance with the principles of Section 1060 of the Code and the regulations thereunder, which allocation is attached hereto as Schedule 2.2.  Each Party agrees (i) that the Allocated Values, as adjusted pursuant to the foregoing, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all federal, state and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their affiliates will take a contrary position with such Allocated Values in notices to a Governmental Entity, in audit or other proceedings with respect to Taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the transactions contemplated by this Agreement.

ARTICLE 3
BUYER’S INSPECTION

3.1  On-Site Inspection.  Seller hereby consents to Buyer conducting, prior to Closing,  upon advance notice to Seller, and at Buyer's sole risk and expense, on-site inspections, including but not limited to an ASTM Phase One Environmental Assessment and, if necessary as determined in Buyer’s sole discretion, an ASTM Phase Two Environmental Assessment (an ASTM Phase One or Phase Two Environmental Assessment is hereafter referred to as an “Environmental Assessment”) of the Assets, including, but not limited to, sampling and analysis of soil, air, surface water, groundwater, and waste materials.  In connection with any Environmental Assessment, Buyer agrees not to interfere with the normal operation of the Assets.  If Buyer or its agents prepares an Environmental Assessment, Buyer will furnish a copy thereof to Seller upon Seller’s request.

ARTICLE 4
TITLE MATTERS

4.1  Seller’s Right to Cure.  Prior to Closing and for a period of six (6) months thereafter, Seller use reasonable good faith efforts to assist Buyer in curing, removing or discharging any taxes, liens, encumbrances, lis pendens, adverse claims and title defects that create an impairment of the use and enjoyment of, or loss of interest or value in the Assets, provided, however, that Seller shall not be obligated to pay any consideration or waive or release any right or privilege in providing such assistance.

4.2  Preferential Purchase Rights and Consents.  Except as set forth on Schedule 4.2, to the actual knowledge of Seller there are no preferential purchase rights, rights of first refusal or similar third party rights (“Preferential Rights”), or required third party consents to assign, except those consents which are customarily obtained post-Closing (“Consents”), affecting the Assets.

(a)  Consents.  Seller shall use commercially reasonable efforts to procure any Consents necessary to transfer the Assets to Buyer prior to Closing; provided, however, that Seller shall not be obligated to pay any consideration or waive or release any right or privilege in order to obtain any such Consent.  Any Assets that are subject to a Consent that is denied in writing prior to Closing shall be excluded from the Assets conveyed by Seller to Buyer at Closing, without any reduction to the Purchase Price with respect thereto.  Notwithstanding the existence of an outstanding Consent with respect to any Asset at Closing, at Buyer’s election such Asset shall be included in the Assets conveyed by Seller to Buyer pursuant to this Agreement at Closing, without any reduction to the Purchase Price with respect thereto; provided, however, that, if, as of Closing, Seller has not obtained any Consent with respect to any Asset that contains language to the effect that the transfer of the Asset without such Consent would be void or cause the termination of such Asset (any such Consent, a “Required Consent”), then, such Asset shall not be included in the Assets conveyed by Seller to Buyer pursuant to this Agreement at Closing.

(1)  If Buyer elects to include any Asset subject to an outstanding Consent in the Assets conveyed by Seller to Buyer at Closing, Seller shall use commercially reasonable efforts after Closing to assist Buyer in procuring the outstanding Consent pertaining to such Asset; provided, however, that Seller shall not be obligated to pay any consideration or waive or release any right or privilege in order to obtain any such Consent.  If after Closing, any Consent applicable to any Asset that was conveyed to Buyer at Closing is denied in writing, then Buyer shall re-assign such Asset to Seller pursuant to an assignment in substantially the same form as Exhibit F.

(2)  With respect to any Asset that is subject to a Required Consent that is obtained after Closing, then, within five (5) business days of such date, Seller shall assign such Asset to Buyer pursuant to an assignment in substantially the same form as Exhibit F.

(b)  Preferential Rights.  Seller shall use commercially reasonable efforts to give the notices required in connection with the Preferential Rights and to obtain a waiver of all such Preferential Rights prior to Closing; provided, however, that Seller shall not be obligated to pay any consideration or waive or release any right or privilege in order to obtain a waiver of any Preferential Right.  Any Assets that are subject to a Preferential Right that is properly exercised prior to Closing shall be excluded from the Assets conveyed by Seller to Buyer at Closing, without any reduction to the Purchase Price with respect thereto.  If a Preferential Right is not waived in writing by the holder of the Preferential Right prior to Closing, and the time period for the exercise of such Preferential Right has not expired prior to Closing, at Buyer’s election the Asset subject to such Preferential Right shall be included in the Assets conveyed by Seller to Buyer pursuant to this Agreement at Closing, without any reduction to the Purchase Price with respect thereto.

(1)  If Buyer elects to include any Asset subject to an outstanding Preferential Right in the Assets conveyed by Seller to Buyer at Closing, Seller shall use commercially reasonable efforts after Closing to assist Buyer in obtaining a waiver of the outstanding Preferential Right pertaining to such Asset; provided, however, that Seller shall not be obligated to pay any consideration or waive or release any right or privilege in order to obtain any such Preferential Right.  If after Closing, any Preferential Right applicable to any Asset that was conveyed to Buyer at Closing is properly exercised, then the consideration paid to exercise the preferential right shall be paid to Buyer and Buyer shall assign the Assets affected by such Preferential Right to the holder of such right pursuant to an assignment in substantially the same form as Exhibit F.

(2)  In the event a Preferential Right not listed on Schedule 4.2 is properly exercised prior to Closing, Buyer in its sole discretion, shall have the right to terminate this Agreement.

ARTICLE 5
ENVIRONMENTAL MATTERS

5.1  Definitions.  For the purposes of the Agreement, the following terms shall have the following meanings:

“Condition” means any circumstance, status or defect that requires Remediation to comply with Environmental Laws.

“Environmental Defect” means a Condition in, on, under or relating to a particular Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments) that causes a particular Asset to be in violation of an Environmental Law and the costs of Remediation of the Asset exceeds USD $50,000 per Condition.

“Environmental Law” or “Environmental Laws” shall mean shall mean any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Entity pertaining or relating to:  (a) pollution or pollution control, including, without limitation, storm water; (b) protection of human health from exposure to Hazardous Materials or protection of the environment; (c) employee safety in the workplace; or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials.  “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

“Governmental Entity” means any national, state, local, native or tribal government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof.

“Hazardous Materials” shall mean, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.

 “Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the general protection of human health and the environment.

5.2  Environmental Defect Notice.  Buyer shall give Seller written notice of any Environmental Defects (“Environmental Defect Notice”) no later than five (5) days before Closing.  As a condition precedent to the effectiveness of such notice, an Environmental Defect Notice must (i) name the affected Buyer’s Asset and (ii) name the condition in, on, under or relating to the Buyer’s Asset that causes the Environmental Defect.

5.3  Environmental Defect Remedies.  With respect to each Environmental Defect timely asserted by Buyer, Buyer may, at its sole discretion, elect, on or before two (2) days prior to Closing, to (1) terminate this Agreement upon written notice to Seller no later than 5:00 p.m. on the day before the scheduled Closing; provided however that Buyer, at its sole discretion, may elect to waive all or any portion of any Environmental Defect, in which event this Agreement shall remain in full force and effect; or (2) reach an agreement with Seller pursuant to which Seller agrees Remediate the Environmental Defect.

5.4  Environmental Liabilities and Obligations.

(a)  Seller’s Environmental Liabilities.  Upon Closing, Seller agrees to retain and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Buyer, its stockholders, directors, officers, employees, agents and representatives, and their respective successors and assigns (but no other third parties) from all Losses (as defined below) (including any civil fines, penalties, costs of Remediation and expenses for the modification, repair or replacement of facilities on the Lands) brought or assessed by any and all persons, including any Governmental Entity, as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets created or attributable to periods of time prior to the Effective Time, including, but not limited to, the presence, disposal or release of any Hazardous Material of any kind in, on or under the Assets (collectively, “Seller’s Environmental Liabilities”).  Without limiting the generality of the forgoing, any issue identified in an Environmental Assessment conducted by Buyer under Section 3.1 shall be a Seller’s Environmental Liability.

(b)      Buyer’s Environmental Liabilities.  Upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to and release Seller, its stockholders, directors, officers, employees, agents and representatives, and their respective successors and assigns (but no other third parties) from all losses (including any civil fines, penalties, costs of assessment, clean-up, removal and Remediation, and expenses for the modification, repair or replacement of facilities on the Lands) brought or assessed by any and all persons, including any Governmental Entity, as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets created or attributable to periods of time on or after the Effective Time, including, but not limited to, the presence, disposal or release of any Hazardous Material of any kind in, on or under the Assets or the Lands (collectively, “Buyer’s Environmental Liabilities”).

ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties as of the Effective Time and as of Closing:

6.1  Status.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is qualified to carry on its business in the States of Colorado and Wyoming, and such other jurisdictions as may be necessary.

6.2  Power.  Seller has all requisite power and authority to carry on its business as presently conducted.  The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Seller’s governing documents, or any material provision of any agreement or instrument to which Seller is a party or by which it is bound, or, to Seller’s knowledge, any judgment, decree, order, statute, rule or regulation applicable to Seller.

6.3  Authorization and Enforceability.  This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

6.4  No Liens.  To Seller’s actual knowledge, except as provided on Schedule 6.4, the Assets will be conveyed to Buyer at Closing free and clear of all liens, encumbrances and adverse claims created by, through or under Seller.

6.5  Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

6.6  No Bankruptcy.  The Purchase Price and terms and conditions of this Agreement constitute reasonably equivalent value in exchange for the Assets and Seller is not transferring the Assets with any intent to hinder, delay or defraud any entity to which Seller is indebted.  There are no bankruptcy proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller.

6.7  Litigation.  Except as provided on Schedule 6.7, to Seller’s actual knowledge there are no actions, suits or proceedings pending or threatened, nor has the Seller become aware of facts or circumstances which are likely to result in the institution of a claim or action against the Seller or any of the Assets in the future, in any court or by or before any federal, state, municipal or other Governmental Entity that would materially adversely affect Seller or the Assets or impair Seller’s ability to consummate the transactions contemplated by this Agreement, or to retain the liabilities to be retained by Seller under this Agreement; nor is Seller in default under any order, writ, injunction, or decree of any court or federal, state, municipal or other Governmental Entity.

6.8  Material Agreements.  To Seller’s actual knowledge, except for the Leases and Surface Contracts, Exhibit C is a list of all agreements that are material to the ownership and operation of the Assets (the “Material Agreements”) to which Seller or an affiliate of Seller is a party, including without limitation, (a) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller's interest in the Assets or for the purchase, processing or transportation of any Hydrocarbons, in each case that is not cancelable without penalty or other payment on not more than ninety (90) days prior written notice; (b) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the Effective Time; (b) any tax partnership agreement of or binding upon Seller affecting any of the Assets; (d) any agreement which creates any area of mutual interest or similar provision with respect to the acquisition by Seller or its assigns of any interest in any oil and gas leases, lands, or assets, or contains any restrictions on the ability of Seller or its assigns to compete with any other individual or entity; (e) any joint operating agreements, unit operating agreements or similar agreements pertaining to the Assets; and (f) any agreement (other than Leases, joint operating agreements, unit operating agreements and similar agreements) that could reasonably be expected to result in aggregate payments by Seller with respect to the Assets in excess of Twenty Five Thousand Dollars (USD $25,000) during the current or any subsequent year or any could reasonably be expected to result in aggregate revenues to Seller with respect to the Assets in excess of Twenty Five Thousand Dollars (USD $25,000) during the current or any subsequent year.  Except as set forth on Schedule 6.8, to Seller's actual knowledge Seller is not (and to Seller's actual knowledge, no other Person is) in material default (or with the giving of notice or the lapse of time or both, would not be in default) under any Material Agreement.  Prior to execution of this Agreement, Seller has provided or made available to Buyer, true, correct and complete copies of the Material Agreements.  To Seller’s actual knowledge, the Material Agreements are in full force and effect in accordance with their terms, and valid and binding obligations of Seller, and to Seller’s actual knowledge, each of the other parties thereto, and enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights generally and by equitable principles.

6.9  Audits.  To Seller’s actual knowledge, there are no audits currently being conducted by Seller of the joint account under any operating agreements nor are there any audits of Seller currently underway, or to Seller’s knowledge, imminent.

6.10  Judgments.  To Seller’s actual knowledge, there are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental Entity outstanding against Seller.

6.11  Compliance with Law.  To Seller’s actual knowledge, the Assets have been operated in material compliance with all applicable federal, state and local laws, rules, regulations and orders.  Except as set forth in Schedule 6.11, Seller has not received any written notice of a material violation of any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local Governmental Entity, or any judgment, decree or order of any court, applicable to the Assets which would, in the aggregate, have a material adverse effect on the Assets.

6.12  Lease Status/Rentals/Royalties.  To Seller’s actual knowledge, all conditions necessary to keep each Lease in full force and effect in accordance with its terms and all obligations under the Leases have been fully performed, including the proper and timely payment of all royalties, delay rentals, shut-in rentals and other payments due under the Leases.  Except as set forth on Schedule 6.12, to Seller’s actual knowledge, there are currently pending no requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases, and Seller has not received a written notice of default with respect to the payment or calculation of rentals or royalties.

6.13  Hedging.  To Seller’s actual knowledge, Seller has not (i) sold forward any Hydrocarbons, (ii) received any material advance, “take-or-pay” or other similar payments under production sales contracts that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor or (iii) taken or received any material amount of Hydrocarbons under any gas balancing agreements or any similar arrangements not accounted for in a purchase price adjustment that permit any person thereafter to receive any portion of the interest of Seller to “balance” any disproportionate allocation of Hydrocarbons.  Except as set forth on Schedule 6.13, to Seller’s knowledge, no Hydrocarbons attributable to the Assets are subject to a sales contract (other than contracts terminable on no more than thirty (30) days’ notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets, and Seller is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities, foreign exchange rates or interest rates.

6.14  Gas Imbalances.  To Seller’s actual knowledge, there are not any gas imbalances (i) which are with gatherers, processors, or transporters, (ii) which are associated with the Assets, and (iii) where Seller has received a quantity of gas prior to the Effective Time, for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.  There also are not any gas imbalances relating either to production from or at the wellhead between co-tenants or working interest owners in a well, unit, or field which are associated with the Assets where Seller has received any quantity of gas prior to the Effective Time for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

6.15  Wells and Plugging Obligations.  To Seller’s actual knowledge, Exhibit B contains a complete and accurate list and description of all Wells located on the Leases and Lands or lands pooled or unitized therewith.  To Seller’s actual knowledge, except as set forth on Schedule 6.15, there are no wells located on the Leases and Lands or lands pooled or unitized therewith that are currently obligated by law or contract to be plugged and abandoned and all wells that have been plugged and abandoned have been plugged and abandoned in compliance with all applicable requirements of regulatory authority having jurisdiction.

6.16  Accuracy of the Records.  To Seller’s actual knowledge, all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Assets; the Records do not contain any intentionally untrue statements of material fact; and Seller has made, or prior to Closing will make, all Records available to Buyer.

6.17  Tax Partnership.  Except as set forth in Schedule 6.17, to Seller’s knowledge no portions of the Assets are currently owned by any entity or group that (a) is deemed to be a partnership within the meaning of Section 761 of the Internal Revenue Code of 1986 (the “Code”) and (b) is not excluded from the application of Subchapter K of Chapter 1 of Title A of the Code by reason of the election described in Code Section 761(a).

6.18  Production Taxes.  To Seller’s actual knowledge, except as set forth in Schedule 6.18, Seller has not received a written notice from any taxing authority that Production Taxes on the Assets due and payable prior to the date hereof have not been fully and properly paid.

6.19  Slater Dome Gathering LLLP.  The Acquired Partnership is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary.  The Acquired Partnership has the limited partnership power and authority to own or lease and operate its assets and to carry on its business in the manner that it was conducted immediately prior to the date of this Agreement.  Except as otherwise provided in this Agreement, the execution, delivery, and performance of this Agreement by Seller do not and will not violate or conflict with, result in a breach of, or require notice or consent under, any provision of the Acquired Partnership Agreement governing the Acquired Partnership and any notice, consent or right of first refusal triggered by the transactions contemplated hereby has been given, obtained or otherwise complied with in full prior to the date hereof.  Schedule 6.19 sets forth (i) all the authorized partnership interests in the Acquired Partnership and (ii) the number of partnership interests that are issued and outstanding, together with the holder thereof.  To Seller’s knowledge, all the outstanding partnership interests have been duly authorized and validly issued and are fully paid and were not issued in violation of any preemptive or subscription rights.  To Seller’s knowledge, there are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Acquired Partnership to issue, sell, purchase, return or redeem any partnership interests or securities convertible into or exchangeable for any partnership interests.  To Seller’s actual knowledge, Seller directly owns all the outstanding partnership interests in the Acquired Partnership indicated on Schedule 6.19, free and clear of all liens.  There are no voting trusts, partner agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or distribution rights of the partnership interests.  In acquiring its partnership interests in the Acquired Partnership, Seller, the Acquired Partnership and the Person from whom Seller acquired the partnership interests complied in full with all notice, consent or right of first refusal requirements contained in the Acquired Partnership Agreement in connection with such transaction.

6.20  Environmental Representation and Warranty.  To Seller’s actual knowledge (i) the Assets have been operated in material compliance with all Environmental Laws, (ii) Seller has not received a written notice of a material violation of an Environmental Law with respect to the Assets, and (iii) Seller has Remediated any non-material violations for which it has received notice.

6.21  Purchase Entirely for Own Account.  The Purchase Shares to be acquired by Seller will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.  Seller further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person with respect to the Purchase Shares (other than the Liquidity Provider).

6.22  Restricted Securities.  Seller understands that the Purchase Shares have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”).  Seller understands that the Purchase Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Purchase Shares indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Seller acknowledges that Emerald Australia has no obligation to register or qualify the Purchase Shares for resale in the United States.  Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchase Shares, and on requirements relating to Emerald Australia which are outside of Seller’s control, and which Emerald Australia may not be able to satisfy.  Notwithstanding anything to the contrary contained in this Section 6.22, the Parties hereto acknowledge that as a material condition precedent to this agreement the Purchase Shares are to be, upon issuance to Seller, unencumbered and unrestricted from resale on or through the Australian Securities Exchange (“ASX”) (assuming that the requirements set forth in the proviso to Section 6.24 are satisfied) and Buyer shall provide, at Closing, the  opinion letter from the law offices of Hardy Bowen in West Perth, Australia, dated April 18, 2011, as brought current as of the date of Closing, confirming this fact.

6.23  Disclosure of Information.  Seller acknowledges that Buyer made available to Seller information containing certain descriptions of Emerald Australia, its business, its financial statements and other matters that should be considered when evaluating a possible investment in Emerald Australia.  Seller acknowledges that it has been furnished all information regarding Emerald Australia which Seller has requested and that it has been afforded the opportunity to ask questions of and receive answers from officers and other representatives of Emerald Australia about Emerald Australia and concerning the terms and conditions of the offering and any additional information which such Investor has requested.

6.24  Legends.  Seller understands that the Purchase Shares (whether in certificated or book-entry form) will bear the following legend:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY, EXCEPT (A) TO THE ISSUER OR A SUBSIDIARY THEREOF; (B) TO PERSONS OTHER THAN U.S. PERSONS OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT; (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 ADOPTED UNDER THE SECURITIES ACT OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT (IF AVAILABLE); OR (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (3) AGREES THAT IT WILL, PRIOR TO ANY TRANSFER OF THIS SECURITY, FURNISH TO THE ISSUER OR ISSUER’S COUNSEL SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS MAY BE REQUIRED BY THE ISSUER TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS ‘‘UNITED STATES’’ AND ‘‘U.S. PERSON’’ HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

provided, that if Purchase Shares are being sold outside the United States in accordance with Rule 904 of Regulation S of the Securities Act (“Regulation S”) and in compliance with applicable local laws and regulations, and provided that Emerald Australia is a “foreign issuer” within the meaning of Regulation S at the time of such sale, the legend may be removed by providing a declaration to Emerald Australia to the effect set forth in Exhibit E hereto (or as Emerald Australia may prescribe from time to time) together with such other documentation that Emerald Australia or its transfer agent may prescribe including, but not limited to, an opinion of counsel or other evidence of exemption, in either case reasonably satisfactory to Emerald Australia and such transfer agent to the effect that the sale of the Purchase Shares is being made in compliance with Rule 904 of Regulation S; and provided further, that, if any such securities are being sold within the United States in compliance with the exemption from registration under Rule 144 of the Securities Act and in compliance with applicable state laws and regulations, the legend may be removed by delivery to Emerald Australia and its transfer agent of an opinion of counsel, of recognized standing in form and substance satisfactory to Emerald Australia and its transfer agent, to the effect that such legend is no longer required under applicable requirements of the Securities Act or state securities laws.

6.25  Accredited Investor; Sophistication.  Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Seller (i) is knowledgeable and experienced with respect to the financial, tax and business aspects of the ownership of the Purchase Shares and of the business of Emerald Australia and is capable of evaluating the risks and merits of acquiring the Purchase Shares and, in making a decision to proceed with this investment, has not relied upon any representations, warranties or agreements, other than those set forth in this Agreement, and (ii) can bear the economic risk of an investment in Emerald Australia for an indefinite period of time, and can afford to suffer the complete loss thereof.  Seller understands that Emerald Australia is relying on Seller with respect to the accuracy of this representation.  Seller has evaluated the risks involved in investing in the Purchase Shares and has determined that the Purchase Shares are a suitable investment for Seller.  Specifically, the aggregate amount of the investments Seller has in, and Seller’s commitments to, all similar investments that are illiquid is reasonable in relation to Seller’s net worth, both before and after the acquisition of the Purchase Shares pursuant to this Agreement.

6.26  No Recommendation.  Seller acknowledges that no foreign, federal or state authority has made a finding or determination as to the fairness for investment of the Purchase Shares and no foreign, federal or state authority has recommended or endorsed or will recommend or endorse the sale of Purchase Shares hereunder.

ARTICLE 7
BUYER’S AND EMERALD AUSTRALIA’S REPRESENTATIONS AND WARRANTIES

Buyer and Emerald Australia make the following representations and warranties as of the Effective Time and as of Closing:

7.1  Organization and Standing.  Buyer is a Colorado limited liability company duly organized, validly existing and in good standing under the laws of Colorado.

7.2  Power.  Buyer has all requisite power and authority to carry on its business as presently conducted.  The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Buyer’s governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or, to the Buyer’s knowledge, any judgment, decree, order, statute, rule or regulation applicable to Buyer.

7.3  Authorization and Enforceability.  This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

7.4  Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

7.5  Litigation.  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by it under this Agreement.

7.6  Financial Resources.  Buyer has the financial resources available to close the transaction contemplated by this Agreement without financing that is subject to any material contingency.

7.7  Buyer’s Evaluation.

(a)  Review.  Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks.  Buyer has been afforded the opportunity to examine the Records and materials made available to it by Seller in Seller’s offices with respect to the Assets.  Buyer acknowledges that Seller has not made any representations or warranties as to the Records except as otherwise provided in this Agreement and that Buyer may not rely on any of Seller’s estimates with respect to reserves, the value of the Assets, projections as to future events or other internal analyses or forward looking statements.

(b)  Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction, including without limitation, its own estimate and appraisal of the extent and value of the Hydrocarbon reserves of the Assets.

7.8  Purchase Shares are Unencumbered and Free Trading in Australia. The Purchase Shares will (a) be validly issued as fully paid ordinary shares of Emerald Australia; (b) be unencumbered by Emerald Australia and (c) not be subject to restrictions on transfer under Australian law.  All necessary corporate action has been taken by Emerald Australia to authorize the issue of the Purchase Shares.

ARTICLE 8
COVENANTS AND AGREEMENTS

8.1  Covenants and Agreements of Seller.  Seller covenants and agrees with Buyer as follows:

(a)  Operations Prior to Closing.  Except as otherwise consented to in writing by Buyer or provided in this Agreement, from the date of execution hereof to Closing, Seller will use reasonable efforts to cause the Assets to be operated in a good and workmanlike manner consistent with past practices.  From the date of execution of this Agreement to Closing, Seller shall cause to be paid its proportionate shares of all costs and expenses incurred in connection with such operations and Seller will notify Buyer of ongoing activities and major capital expenditures in excess of USD $25,000.00 per activity conducted on the Assets and shall consult with Buyer regarding all such matters and operations involving such expenditures.

(b)  Restriction on Operations.  Unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will use good-faith efforts within the constraints of the applicable operating agreements and other applicable agreements not to (i) abandon any part of the Assets (ii) approve any operations on the Assets anticipated in any instance to cost the owner of the Assets more than USD $25,000.00 per activity (excepting emergency operations required under presently existing contractual obligations, ongoing commitments under existing AFEs and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order all of which shall be deemed to be approved, provided Seller immediately notifies Buyer of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein), (iii) convey or dispose of any part of the Assets (other than replacement of equipment or sale of Hydrocarbons produced from the Assets in the regular course of business), (iv) enter into any farmout, farmin or other contract affecting the Assets, (v) consent to letting lapse any insurance now in force with respect to the Assets, or (vi) materially modify or terminate any contract material to the operation of the Assets.

(c)  Marketing.  Unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will not alter any existing marketing contracts currently in existence, or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term in excess of one month.

(d)  Status.  Seller shall maintain its entity status through Closing and Seller shall use all reasonable efforts to assure that as of Closing, Seller will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.

(e)  Notices of Claims.  Seller shall promptly notify Buyer, if, between the date of execution of this Agreement and Closing, Seller receives written notice of any claim, suit, action or other proceeding, any violation, any material default under any Material Agreement or Lease, or any other event that would have a material adverse impact upon any Asset.

(f)  Compliance with Laws.  During the period from the date of execution of this Agreement to Closing, Seller shall use reasonable efforts to cause the Assets to be operated in compliance in all material respects with all applicable statutes, ordinances, rules, regulations and orders, including Environmental Laws.

(g)  Defense of Existing Claims.  Until Closing, Seller agrees to take all necessary actions to protect and maximize the value of the Assets, including but not limited to, continuing to vigorously defend its rights and pursue all available remedies with regard to the Existing Claims.

8.2  Covenants and Agreements of Buyer.  Buyer covenants and agrees with Seller as follows:

(a)  Status.  Buyer shall use all reasonable efforts to assure that as of Closing it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated hereby.

(b)  Put Option Deed.   As additional consideration, the Buyer has arranged for a broker registered pursuant to the laws and regulations of Australia ("Grantor"), together with the Guarantors, to enter into a Put Option Deed, a copy of which is attached hereto as Exhibit G.  Nothing in this Put Option Deed shall obligate Seller to sell the Purchase Shares to the Liquidity Providers or prevent Seller from selling the Purchase Shares on the ASX or in one or more private transactions to one or more third parties (subject to compliance with applicable securities laws, including the Securities Act).

8.3  Covenants and Agreements of the Parties.

(a)  Confidentiality and Non-Competition.  The Parties acknowledge that they are bound by and this Agreement is negotiated and entered into subject to that certain Confidentiality and Non-Competition Agreement dated November 29, 2010 and that certain Confidentiality Agreement dated November 29, 2010 (the “Confidentiality Agreements”).  The Confidentiality Agreements shall terminate upon Closing.

(b)  Notice of Breach and Opportunity to Cure.  If Buyer or Seller develops information prior to Closing that leads either Party to believe that the other Party has breached a representation or warranty under this Agreement, the non-breaching Party shall inform the alleged breaching Party in writing of such potential breach as soon as possible, but in any event, at or prior to Closing.  The alleged breaching Party shall then have two (2) business days to cure.  Notwithstanding the foregoing, this Section 8.3(b) shall not apply to a breach of the Parties’ obligations at Closing and shall not operate to delay Closing.

(c)  Publicity.  Neither Buyer or Seller nor any of their respective affiliates or representatives shall, either before or after Closing, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without the prior consultation of the other Party, except as may be required by applicable Law, and each Party shall use its reasonable efforts to provide copies of such release or other announcement to the other Party hereto, and give due consideration to such comments as each such other Party may have, prior to such release or other announcement.

(d)  Casualty Loss.  Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), Buyer shall not be obligated to purchase such Asset.  If Buyer declines to purchase such Asset, the Purchase Price shall be reduced by the Allocated Value of such Asset.  If Buyer elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), less all insurance proceeds which shall be payable to Buyer, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”).  Seller, at its sole option, may elect to cure such Casualty Loss and, in such event, Seller shall be entitled to all insurance proceeds.  If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such property is acceptable to Buyer in its sole discretion.  If Seller elects to cure the Casualty Loss, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof.

ARTICLE 9
TAX MATTERS

9.1  Definitions.  For the purposes of this Agreement, the following term shall have the following meaning:

(a)  “Production Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance, windfall profit and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.

9.2  Tax Reports and Returns.  For tax periods in which the Effective Time occurs, Seller agrees to immediately forward to Buyer copies of any tax reports and returns received by Seller after Closing and provide Buyer with any information Seller has that is necessary for Buyer to file any required tax reports and returns related to the Assets.  Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after Closing and, subject to the provisions of Section 9.2, to pay all required Production Taxes payable with respect to the Assets.

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING

10.1  Seller’s Conditions.  The obligations of Seller at Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a)  All representations and warranties of Buyer contained in this Agreement are true in all material respects at and as of Closing in accordance with its terms as if such representations and warranties were remade at and as of Closing, and Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer or jointly by Buyer and Seller at or prior to Closing in all material respects; and

(b)  No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing.

10.2  Buyer’s Conditions.  The obligations of Buyer at Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a)  All representations and warranties of Seller contained in this Agreement are true in all material respects at and as of Closing in accordance with its terms as if such representations were remade at and as of Closing and Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller or jointly by Buyer or Seller at or prior to Closing in all material respects;

(b)  No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing; and

(c)  Buyer has not given notification of termination of this agreement pursuant to Sections 4.2(b)(2) or 5.3.

ARTICLE 11
RIGHT OF TERMINATION

11.1  Termination.  This Agreement may be terminated in accordance with the following provisions:

(a)  by mutual consent of Seller and Buyer;

(b)  by Seller, if the Closing has not occurred by 1:00 p.m. Mountain Time on April 30, 2011 and the conditions set forth in Section 10.2 have been satisfied or are capable of satisfaction at such time; provided that the failure of Seller to fulfill any obligation under this Agreement shall not have been the cause of the failure of the Closing to occur by April 30, 2011;

(c)  by Buyer, if the Closing has not occurred by 1:00 p.m. Mountain Time on April 30, 2011 and the conditions set forth in Section 10.1 have been satisfied or are capable of satisfaction at such time; provided that the failure of Buyer to fulfill any obligation under this Agreement shall not have been the cause of the failure of the Closing to occur by April 30, 2011; or

(d)  by Buyer, pursuant to Section 4.5(b) or 5.3.

If Buyer or Seller terminates this Agreement pursuant to this Section 11.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.

11.2  Liabilities Upon Termination.

(a)  Buyer’s Default.  If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and if Seller is not in material default under this Agreement and is ready, willing and able to close, Seller shall retain all of its legal and equitable remedies for Buyer’s breach of this Agreement including, without limitation, specific performance.  Buyer’s failure to close shall not be considered wrongful if (i) Buyer’s conditions under Section 10.2 are not satisfied through no fault of Buyer and are not waived, or (ii) Buyer has terminated this Agreement as of right under Section 11.1(d).

(b)  Seller’s Default.  If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and if Buyer is not in material default under this Agreement and is ready, willing and able to Close, Escrow Agent shall promptly release to Buyer all of the Purchase Price held in Escrow and Buyer shall retain all of its legal and equitable remedies for Seller’s breach of this Agreement including, without limitation, specific performance.  Seller’s failure to close shall not be considered wrongful if Seller’s conditions under Section 10.1 are not satisfied through no fault of Seller and are not waived.

(c)  Other Termination.  If Seller and Buyer mutually agree to terminate this Agreement pursuant to Section 11.1(a), then Escrow Agent shall promptly release to Buyer all of the Purchase Price held in Escrow and each Party shall release the other Party from any and all liability for termination of this Agreement.

ARTICLE 12
CLOSING

12.1  Closing.  Subject to the satisfaction of the conditions precedent contained in Article 10, the “Closing” of the transactions contemplated hereby shall be held on April 30, 2011 or such earlier date as the Parties may agree.

12.2  Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)  Assignment and Conveyance.  Seller and Buyer shall execute, acknowledge and deliver to Buyer (i) an Assignment, Bill of Sale and Conveyance of Assets effective as of the Effective Time substantially in the form of Exhibit F; and (ii) such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer including without limitation federal and state forms of assignment;

(b)  Release of Escrow.  Escrow Agent shall release to Seller the lesser of (i) the Escrow, or (ii) the USD value of the Cash Component at Closing, as determined pursuant to Section 2.1.  In the event the USD value of the Cash Component at Closing, as determined pursuant to Section 2.1, is more than USD $10,000,000, Buyer shall pay the amount by which the USD value of the Cash Component at Closing exceeds USD $10,000,000 to Seller in immediately available funds according to the wire instructions provided by Seller.

(c)  Purchase Shares.  On behalf of Buyer, Emerald Australia shall issue the Purchase Shares to Seller, into the account designated by Seller;

(d)  Letters-in-Lieu of Transfer.  Seller shall execute, acknowledge and deliver transfer orders or letters in lieu thereof notifying all purchasers of production of the change in ownership of the Assets and directing all purchases of production to make payment to Buyer of proceeds attributable to production from the Assets for periods after the Effective Time;

(e)  Non-Foreign Status.  Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code; and

(f)  Possession.  Seller shall deliver to Buyer possession of the Assets.

ARTICLE 13
POST-CLOSING OBLIGATIONS

13.1  Opinion Letter.  Emerald Australia shall deliver to Seller the current legal opinion letter from the law offices of Hardy Bowen, as described in Section 6.22.

13.2  Records.  Seller shall make the Records available for pick up by Buyer at Closing to the extent possible, but in any event, within five (5) days after Closing.  Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records.  Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention.

13.3  Further Assurances.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including assurances that Seller and Buyer are financially capable of performing any indemnification required hereunder.  Without limiting the generality of the foregoing, if after Closing the Parties discover any oil and gas lease or other leasehold interest covering lands located in Routt and Moffat Counties, Colorado, and Carbon and Sweetwater Counties, Wyoming that is not listed on Exhibit A (a “Discovered Lease”), Seller and Buyer shall promptly execute an assignment, in substantially the same form of Exhibit F, conveying the Discovered Lease to Buyer effective as of the Effective Time, and shall execute such other assignments, bills of sale, or deeds necessary to transfer the Discovered Lease to Buyer including without limitation federal and state forms of assignment.

13.4  Defense of Existing Claims.  After Closing, Seller shall provide all reasonable assistance to Buyer in defending Buyer’s rights and pursuing all available remedies with regard to the Existing Claims.

13.5  Tax Returns for Acquired Partnership.  Seller shall cause the 2009 and 2010 partnership tax returns for the Acquired Partnership for to be filed within thirty (30) days after Closing.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

14.1  Buyer’s Assumption of Liabilities and Obligations.  Notwithstanding anything to the contrary, upon Closing, and except for Retained Liabilities, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, contractual obligations, expenses, liabilities and obligations including litigation liabilities, known and unknown, including the payment of expenses and fees related to the litigation liabilities and lawsuits associated in any way with any of the Assets (“Obligations”) accruing, arising from or relating to the Assets before and after the Effective Time including, without limitation: (a) the owning, developing, exploring, operating or maintaining the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, relating to periods before and after the Effective Time including, without limitation, the payment of Property Expenses, the obligation to plug and abandon all wells located on the Lands and reclaim all well sites located on the Lands regardless of when the obligations arose, the make-up and balancing obligations for overproduction of gas from the Wells, all liability for royalty and overriding royalty payments and Taxes made with respect to Assets, and (b) the Buyer’s Environmental Liabilities (collectively, the “Assumed Liabilities”).

14.2  Seller’s Retention of Liabilities and Obligations.  Upon Closing, Seller shall retain and pay all Obligations relating to Seller’s Environmental Liabilities (collectively, the “Retained Liabilities”).

14.3  Indemnification.

(a)  “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset (or Buyer’s Asset as the case may be), loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified Party indemnifying a third party.

(b)  After Closing, Buyer and Seller shall indemnify each other as follows:

(1)  Seller’s Indemnification of Buyer.  Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Retained Liabilities, (ii) any matter for which Seller has agreed to indemnify Buyer under this Agreement and (iii) any breach by Seller of any of Seller’s representations, warranties or covenants hereunder.

(2)  Buyer’s Indemnification of Seller.  Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement and (iii) any breach by Buyer of any of Buyer’s representations, warranties or covenants hereunder.

14.4  Procedure.  The indemnifications contained in Section 14.4 shall be implemented as follows:

(a)  Claim Notice.   The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written notice (“Claim Notice”) to the other Party (“Indemnifying Party”) which, to be effective must state:  (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed.  The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

(b)  Information.   Within sixty (60) days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 14 (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent.  If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnifying Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter.  In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 14 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense with the Indemnifying Party’s consent which shall not be unreasonably withheld.  If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

(c)  Dispute.  If the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the Parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration pursuant to the provisions of Section 15.13.

14.5  No Insurance; Subrogation.  The indemnifications provided in this Article 14 shall not be construed as a form of insurance.  Buyer and Seller hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from its respective insurers.

14.6  Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

14.7  Disclaimers.

(a)  EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE VI ABOVE, AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT DOCUMENTS, THE PROPERTIES ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY EXPRESS WARRANTY OF MERCHANTABILITY, CONDITION OR SAFETY AND ANY EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND BUYER ACCEPTS THE PROPERTIES, “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” ALL DESCRIPTIONS OF THE WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY SELLER HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER'S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER. SELLER SHALL HAVE NO LIABILITY TO BUYER FOR ANY CLAIMS, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY, BY SUCH WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES, BY ANY INADEQUACY THEREOF OR THEREWITH, ARISING IN STRICT LIABILITY OR OTHERWISE, OR IN ANY WAY ARISING OUT OF BUYER'S PURCHASE THEREOF. BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY APPLICABLE STATE OR FEDERAL LAW. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

(b)  SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE PROPERTIES, IT BEING ACKNOWLEDGED, AGREED AND EXPRESSLY UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. BUYER ALSO STIPULATES, ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ONLY ESTIMATES OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/ GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

ARTICLE 15
MISCELLANEOUS

15.1  Schedules.  The Schedules to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.2  Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.3  Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by facsimile or electronic transmission, when received, (iii) if mailed, ten (10) business days after mailing, certified mail, return receipt requested, or (iv) if sent by courier, ten (10) business day after sending.  All notices shall be addressed as follows:

If to Seller:

New Frontier Energy, Inc.
1801 Broadway, Suite 920
Denver, Colorado 80202
Attn: Samyak Veera
Telephone: (303)730-9994
Fax: (815) 301-2619
Email: samyak@nfei.us

If to Buyer:

c/o Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, Colorado 80202 Attn: Greg Danielson Telephone: (303) 892-9400 Fax: (303) 893-1379 Email: greg.danielson@dgslaw.com

With a copy to:
Emerald GRB LLC 12 Parliament Place West Perth, Western Australia 6005 Attn: President Telephone: +61-8-9482-0510 Fax: +61-8-9482-0505
Email: mkrzus@emeraldoilandgas.com

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.4  Amendments.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.5  Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.6  Counterparts/Fax Signatures.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  Fax or scanned copies of signatures transmitted electronically in .pdf format shall be considered binding.

15.7  References.  References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities.  As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

15.8  Governing Law.  This Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado.

15.9  Entire Agreement.  This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, including without limitation, that certain Memorandum of Understanding between New Frontier Energy, Inc. and Emerald Oil & Gas NL dated February 16, 2011.

15.10  Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.11  Survival of Warranties, Representations and Covenants.  All representations and warranties contained in the Agreement shall survive Closing and continue with respect to claims made before two (2) years following Closing (the “Survival Period”).  Except as otherwise provided herein, the covenants, indemnities and agreements contained in the Agreement shall survive Closing and continue in accordance with their respective terms.

15.12  No Third-Party Beneficiaries.  This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

15.13  Arbitration.  Except as otherwise provided in this Agreement, the following provisions shall apply to any arbitrations conducted pursuant to this Agreement:

(a)  Within ten (10) days after written demand by either Party for arbitration, each Party shall appoint one arbitrator.  The two arbitrators so appointed shall then appoint a third arbitrator.  If either Party shall fail to appoint an arbitrator within the time stated, or if the two arbitrators so appointed fail within ten (10) days after the appointment of the second of them to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a panel of three (3) arbitrators shall be appointed pursuant to the commercial arbitration rules specified by the AAA.  None of the arbitrators shall have any interest in either of the Parties or any affiliated or associated companies of the Parties.

(b)  The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrators.

(c)  The arbitration proceeding shall be held in Denver, Colorado and a hearing shall be held no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty (30) days of the hearing.

(d)  At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.

(e)  Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and may include an award of reasonable costs and attorney’s fees if the arbitrator panel so determines.

(f)  The costs incurred in employing the arbitrators, including the arbitrators’ retention of any independent qualified experts, shall be borne 50% by the Seller and 50% by Buyer.

(g)  The arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

[signature page to follow]

IN WITNESS WHEREOF, this Agreement is executed by the Parties effective as of the Effective Time.

NEW FRONTIER ENERGY, INC.

By:	/s/ Tristan R. Farel
Tristan R. Farel
Chief Financial Officer

EMERALD GRB LLC

By:	EMERALD OIL AND GAS USA HOLDINGS INC., ITS SOLE MEMBER
/s/ Michael Krzus
Michael Krzus
President

EMERALD OIL AND GAS NL

By:	/s/ Michael Krzus
Michael Krzus
Chief Executive Officer